Exhibit 99.1

Pattern Energy Reports Second Quarter Results

– Declares increased dividend of $0.328 per Class A common share for third quarter 2014 –

– Adds 160 MW of owned interest to identified ROFO pipeline –

San Francisco, CA, August 5, 2014 – Pattern Energy Group Inc. (NASDAQ:PEGI) (TSX:PEG) (Pattern Energy), an independent power company, today announced its financial results for the second quarter of 2014.

Highlights

(Comparisons made between fiscal Q2 2014 and fiscal Q2 2013 results, unless otherwise noted)

•	Wind levels in Q2 across the fleet were at the long term expected average

•	Cash available for distribution of $16.1 million; together with Q1 results (half year) total 61% of the total annual target

•	Adjusted EBITDA of $58.8 million, up 28%

•	Proportional electricity sales of 770 GWh, up 55%

•	Revenue of $65.0 million, up 11%

•	Increased owned megawatts to 1,472 MW with the acquisitions of a 172 MW owned interest in the Panhandle 1 project and an additional 44 MW of owned interest in the El Arrayán project

•	Commenced commercial operations on both the Panhandle 1 and El Arrayán projects

•	Added new wind project to the ROFO pipeline representing 160 MW of owned interest

•	Declared a third quarter dividend of $0.328 per Class A common share, or $1.312 on an annualized basis, representing a 2% increase over the previous quarter’s dividend

•	Completed a $586 million follow-on equity offering including both primary and secondary components

“It was a strong quarter in which we improved our performance and continued to execute on our growth strategy. Our cash available for distribution at midyear is tracking ahead of the 2014 target we committed to at the IPO,” said Mike Garland, President and CEO of Pattern Energy. “The acquisition and startup of the Panhandle 1 and El Arrayán projects grew our portfolio and allowed us to increase our distribution for the second consecutive quarter in anticipation of increased CAFD. In addition, we added 160 MW of owned interest to the identified ROFO pipeline, and there will be more additions to come.”

Financial Results

Pattern Energy sold 769,619 MWh of electricity on a proportional basis in the second quarter of 2014 compared to 496,763 MWh sold in the same period in 2013.

Pattern Energy sold 1,315,908 MWh of electricity on a proportional basis for the six months ended June 30, 2014 compared to 965,383 MWh sold in the same period in 2013.

These increases in proportional MWh sold were primarily attributable to an increase in production at Ocotillo and Santa Isabel and also to the commencement of commercial operations at South Kent in March 2014.

Net income in the second quarter of 2014 was $7.2 million compared to $44.0 million in the same period last year. The change in net income was due primarily to unrealized losses on energy and interest rate derivatives and a higher recognition of deferred tax expense in 2014.

Net loss for the six months ended June 30, 2014 was $14.7 million compared to net income of $25.2 million in the same period last year. The change in net income (loss) was due primarily to unrealized losses on interest rate derivatives in 2014.

Adjusted EBITDA was $58.8 million for the second quarter of 2014 compared to $46.0 million in the same period last year. Adjusted EBITDA for the six months ended June 30, 2014 was $96.0 million compared to $80.4 million in the same period last year. A reconciliation of Adjusted EBITDA to net income (loss) determined in accordance with GAAP is shown below.

Cash available for distribution (“CAFD”) in the second quarter of 2014 was $16.1 million compared to $16.2 million in the same period last year. This small change in CAFD was primarily the result of a $7.8 million increase in project revenue, exclusive of unrealized loss on energy derivative, offset by an aggregate $7.0 million increase in project and operating expenses.

CAFD for the six months ended June 30, 2014 was $33.9 million compared to $30.7 million in the same period last year. This $3.2 million increase was primarily the result of a $14.4 million increase in project revenue, exclusive of unrealized loss on energy derivative, offset by an aggregate $12.4 million increase in project and operating expenses.

Although Pattern Energy commenced commercial operations at each of the South Kent, El Arrayán and Panhandle 1 projects during the first six months of 2014, the projects did not provide any meaningful contribution to the Company’s CAFD during the first half of the year. However, the Company expects each project to contribute to CAFD in the second half of the year.

A reconciliation of cash available for distribution to net cash provided by operating activities determined in accordance with GAAP is shown below.

Quarterly Dividend Increase

Pattern Energy declared an increased dividend for the third quarter 2014, payable on October 30, 2014, to holders of record on September 30, 2014, in the amount of $0.328 per Class A share, which represents $1.312 on an annualized basis. This is a 2% increase from the second quarter 2014 dividend of $0.322.

Equity Offering

On May 14, 2014, Pattern Energy completed an underwritten public offering of its Class A common stock. In total, 21,117,171 shares of its Class A common stock were sold. Of this amount, Pattern Energy sold 10,810,810 shares of Class A common stock and Pattern Development, the selling stockholder, sold 10,306,361 shares of Class A common stock, including 2,754,413 shares upon exercise in full of the underwriters’ overallotment option. Net proceeds generated for Pattern Energy were approximately $288.7 million before deduction of transaction expenses of approximately $2.0 million.

Construction Pipeline

The table below outlines Pattern Energy’s projects currently in construction, the capacity owned or under contract to be acquired and each project’s anticipated commencement date for commercial operations.

Asset	Location	Owned MW	Commercial Operations
Panhandle 2	Texas	147	Q4 2014
Grand	Ontario	67	Q4 2014
Total		214

Acquisition Pipeline

Pattern Energy has the Right of First Offer (ROFO) on an identified pipeline of acquisition opportunities from Pattern Development. In addition, Pattern Energy may seek to acquire assets from third parties.

On August 5, 2014 Pattern Development announced that it had acquired the Logan’s Gap project, a 200 MW wind project proposed to be built in Comanche County, Texas. Logan’s Gap has a 10-year Power Purchase Agreement with Wal-Mart Stores, Inc. for approximately 60% of the expected production for the project. Pattern Development expects to arrange financing for and start full construction of the project in the fourth quarter of 2014 and expects to retain an owned interest in the project of approximately 160 MW. Logan’s Gap is expected to begin commercial operation in late 2015.

Pattern Energy has added this project to its pipeline of identified ROFO projects. The table below sets forth the identified ROFO projects:

Asset	Location	Owned MW	Commercial Operation
Gulf Wind	Texas	76	Operational
K2	Ontario	90	2015 (In construction)
Armow	Ontario	90	2015 (Ready for financing)
Meikle	British Columbia	185	2016 (Ready for financing)
Logan’s Gap	Texas	160	2015 (Ready for financing)
Total		601

Amendment to Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2014

The Company has amended its quarterly report on Form 10-Q for the quarter ended March 31, 2014 to, among other things, correct its quarterly diluted loss per Class A common share calculation for such period from $0.20 to $0.29. The initial calculation did not correctly consider that upon the commercial operation date of South Kent on March 28, 2014, the “if-converted” method of calculating diluted earnings per share would result in a more dilutive result than the previously applied “two-class” method. The more dilutive result of these methods should have been reported. The basic loss per Class A common share and basic and diluted loss per Class B common share for the three month period ended March 31, 2014 were correctly reported.

Adjusted EBITDA and Cash Available for Distribution Reconciliations

The following tables reconcile net income (loss) to Adjusted EBITDA and net cash provided by operating activities to cash available for distribution, respectively, for the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income (loss)	$7,167	$43,988	$(14,732)	$25,204
Plus:
Interest expense, net of interest income	15,525	15,788	29,943	31,672
Tax provision (benefit)	4,065	(7,688)	2,033	(7,394)
Depreciation and accretion	21,284	17,998	42,461	40,564

EBITDA	$48,041	$70,086	$59,705	$90,046

Unrealized loss on energy derivative	6,549	5,078	14,282	11,881
Unrealized loss (gain) on derivatives	2,942	(8,202)	6,665	(10,133)
Interest rate derivative settlements	1,035	—	2,052	—
Net gain on transactions	(14,537)	(7,200)	(14,537)	(7,200)
Plus, proportionate share from equity accounted investments:
Interest expense, net of interest income	4,944	(50)	5,197	(52)
Tax provision (benefit)	102	(12)	102	(48)
Depreciation and accretion	4,537	10	4,724	11
Unrealized loss (gain) on interest rate and currency derivatives	5,236	(13,731)	17,831	(3,948)
Realized (gain) loss on interest rate and currency derivatives	—	(14)	22	(153)

Adjusted EBITDA	$58,849	$45,965	$96,043	$80,404

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net cash provided by operating activities	$44,417	$33,266	$60,822	$41,657
Changes in current operating assets and liabilities	(12,336)	(938)	(5,685)	11,757
Network upgrade reimbursement	618	618	1,236	618
Release of restricted cash to fund general and administrative costs	7	—	61	—
Operations and maintenance capital expenditures	(40)	(156)	(94)	(375)
Transaction costs for acquisitions	1,128	—	1,128	—
Less:
Distributions to noncontrolling interests	(1,470)	(1,000)	(1,470)	(1,168)
Principal payments paid from operating cash flows	(16,266)	(15,584)	(22,096)	(21,815)

Cash available for distribution	$16,058	$16,206	$33,902	$30,674

Conference Call and Webcast

Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Tuesday, August 5, 2014. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or
(647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10-15 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 77007167. The replay recording will be available until 11:59 p.m. Eastern Time, August 19, 2014.

A live webcast of the conference call will be also available on the events page in the investor section of Pattern’s website at www.patternenergy.com. An archived webcast will be available for one year.

About Pattern Energy

Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ (“PEGI”) and Toronto Stock Exchange (“PEG”). Pattern Energy has a portfolio of eleven wind power projects, including one project it has agreed to acquire, with a total owned interest of 1,472 MW, in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power projects generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the Company’s ability to achieve the CAFD target set at the IPO, its ability to increase the ROFO pipeline, the anticipated commercial operation date of construction projects, its ability to acquire additional assets from third parties, and forward looking information regarding the Logan’s Gap project that has been added to the ROFO pipeline.

These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the documents filed with the SEC and applicable Canadian securities regulatory authorities, including the Company’s annual report on Form 10-K. The risk factors and other factors noted therein could cause actual events or the Company’s actual results to differ materially from those contained in any forward-looking statement.

# # #

Contacts
Ross Marshall	Matt Dallas
Investor Relations	Media Relations
T: (416) 815-0700 ext. 238	T: (917) 363-1333
E: rmarshall@tmxequicom.com	E: matt.dallas@patternenergy.com

Pattern Energy Group Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except share data)

(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$234,038	$103,569
Trade receivables	40,620	20,951
Related party receivable	759	167
Reimbursable interconnection costs	38	1,455
Derivative assets, current	12,449	13,937
Current deferred tax assets	573	573
Prepaid expenses and other current assets	10,913	13,927

Total current assets	299,390	154,579

Restricted cash	44,387	32,636
Property, plant and equipment, net of accumulated depreciation of $223,144 and $179,778 as of June 30, 2014 and December 31, 2013, respectively	2,105,937	1,476,142
Unconsolidated investments	65,353	107,055
Derivative assets	54,808	82,167
Deferred financing costs, net of accumulated amortization of $19,059 and $16,225 as of June 30, 2014 and December 31, 2013, respectively	33,533	35,792
Net deferred tax assets	6,889	2,017
Other assets	13,673	13,243

Total assets	$2,623,970	$1,903,631

Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$23,523	$15,550
Accrued construction costs	21,670	3,204
Related party payable	918	1,245
Accrued interest	2,273	495
Dividend payable	15,071	11,103
Derivative liabilities, current	17,804	16,171
Current portion of long-term debt	58,896	48,851

Total current liabilities	140,155	96,619

Long-term debt	1,377,159	1,200,367
Derivative liabilities	11,846	7,439
Asset retirement obligations	26,394	20,834
Net deferred tax liabilities	22,523	9,930
Other long-term liabilities	2,059	438

Total liabilities	1,580,136	1,335,627

Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 46,525,818 and 35,531,720 shares issued as of June 30, 2014 and December 31, 2013, respectively; 46,522,980 and 35,530,786 shares outstanding as of June 30, 2014 and December 31, 2013, respectively	465	355
Class B common stock, $0.01 par value per share: 20,000,000 shares authorized; 15,555,000 shares issued and outstanding as of June 30, 2014 and December 31, 2013	156	156
Additional paid-in capital	752,501	489,412
Accumulated loss	(17,026)	(13,336)
Accumulated other comprehensive loss	(24,795)	(8,353)
Treasury stock, at cost; 2,838 and 934 shares of Class A common stock as of June 30, 2014 and December 31, 2013, respectively	(79)	(24)

Total equity before noncontrolling interest	711,222	468,210
Noncontrolling interest	332,612	99,794

Total equity	1,043,834	568,004

Total liabilities and equity	$2,623,970	$1,903,631

Pattern Energy Group Inc.

Consolidated Statements of Operations

(In thousands of U.S. dollars, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue:
Electricity sales	$66,053	$47,351	$119,924	$92,583
Energy derivative settlements	3,983	4,809	6,718	10,217
Unrealized loss on energy derivative	(6,549)	(5,078)	(14,282)	(11,881)
Related party revenue	1,017	263	1,462	263
Other revenue	503	11,367	734	11,367

Total revenue	65,007	58,712	114,556	102,549

Cost of revenue:
Project expense	16,700	14,492	32,774	27,469
Depreciation and accretion	21,284	17,998	42,461	40,564

Total cost of revenue	37,984	32,490	75,235	68,033

Gross profit	27,023	26,222	39,321	34,516

Operating expenses:
General and administrative	6,288	205	10,191	349
Related party general and administrative	1,383	2,699	2,663	5,361

Total operating expenses	7,671	2,904	12,854	5,710

Operating income	19,352	23,318	26,467	28,806

Other income (expense):
Interest expense	(15,807)	(16,832)	(30,428)	(33,474)
Equity in (losses) earnings in unconsolidated investments	(3,688)	13,368	(16,236)	3,343
Interest rate derivative settlements	(1,035)	—	(2,052)	—
Unrealized (loss) gain on derivatives	(2,942)	8,202	(6,665)	10,133
Related party income	376	—	1,072	—
Net gain on transactions	14,537	7,200	14,537	7,200
Other income, net	439	1,044	606	1,802

Total other (expense) income	(8,120)	12,982	(39,166)	(10,996)

Net income (loss) before income tax	11,232	36,300	(12,699)	17,810
Tax provision (benefit)	4,065	(7,688)	2,033	(7,394)

Net income (loss)	7,167	43,988	(14,732)	25,204
Net loss attributable to noncontrolling interest	(4,032)	(359)	(11,042)	(3,938)

Net income (loss) attributable to controlling interest	$11,199	$44,347	$(3,690)	$29,142

Weighted average number of shares:
Class A common stock - Basic	41,174,697		38,331,595
Class A common stock - Diluted	57,065,219		54,214,953

Class B common stock - Basic and diluted	15,555,000		15,555,000

Earnings (loss) per share
Class A common stock:
Basic earnings per share	$0.30		$0.13

Diluted earnings (loss) per share	$0.20		$(0.07)

Class B common stock:
Basic and diluted loss per share	$(0.07)		$(0.55)

Cash dividends declared per Class A common share	$0.32		$0.63

2013 pro forma information:
Unaudited pro forma net income after tax:
Net income before income tax				$17,810
Pro forma tax provision				674

Pro forma net income				$17,136

Pattern Energy Group Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Six months ended June 30,
	2014	2013
Operating activities
Net (loss) income	$(14,732)	$25,204
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and accretion	42,461	40,564
Amortization of financing costs	2,848	4,071
Unrealized loss on derivatives	20,947	1,748
Stock-based compensation	2,175	—
Net gain on transactions	(16,526)	(7,200)
Deferred taxes	2,033	(7,396)
Equity in earnings (losses) in unconsolidated investments	16,236	(3,343)
Changes in operating assets and liabilities:
Trade receivables	(13,895)	(5,512)
Reimbursable interconnection receivable	—	(904)
Prepaid expenses and other current assets	20,253	(12,116)
Other assets (non-current)	(305)	(234)
Accounts payable and other accrued liabilities	348	954
Related party receivable/payable	(1,053)	(283)
Income taxes payable/receivable	128	—
Accrued interest payable	(11)	235
Long term liabilities	(85)	5,869

Net cash provided by operating activities	60,822	41,657

Investing activities
Receipt of ITC Cash Grant	—	173,446
Cash paid for acquisitions, net of cash acquired	(163,589)	—
Proceeds from sale of investments	—	14,254
Decrease in restricted cash	1,316	2,893
Increase in restricted cash	(2)	(13,976)
Capital expenditures	(544)	(111,062)
Deferred development costs	—	(528)
Distribution from unconsolidated investments	—	10,463
Contribution to unconsolidated investments	(1,880)	(6,524)
Reimbursable interconnection receivable	1,417	(6,674)
Other assets (non-current)	1,236	1,122

Net cash (used in) provided by investing activities	(162,046)	63,414

Pattern Energy Group Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Six months ended June 30,
	2014	2013
Financing activities
Proceeds from public offering, net of expenses	$287,943	$—
Repurchase of shares for employee tax withholding	(55)	—
Dividends paid	(22,170)	—
Capital contributions - Pattern Development	—	27,018
Capital distributions - Pattern Development	—	(92,174)
Capital distributions - noncontrolling interest	(1,470)	(1,168)
Decrease in restricted cash	13,508	8,763
Increase in restricted cash	(8,840)	(116,654)
Payment for deferred financing costs	(542)	(257)
Proceeds from revolving credit facility	—	56,000
Repayments of short-term debt	(14,840)	—
Proceeds from long-term debt	—	117,987
Repayment of long-term debt	(22,096)	(21,815)
Repayment of construction and grant loans	—	(57,470)

Net cash provided by (used in) financing activities	231,438	(79,770)

Effect of exchange rate changes on cash and cash equivalents	255	(1,100)

Net change in cash and cash equivalents	130,469	24,201
Cash and cash equivalents at beginning of period	103,569	17,574

Cash and cash equivalents at end of period	$234,038	$41,775

Supplemental disclosure
Cash payments for interest and commitment fees	$26,963	$29,710
Acquired PP&E for El Arrayán and Panhandle 1	671,068	—
Schedule of non-cash activities
Change in fair value of interest rate swaps	(20,344)	35,636
Change in fair value of contingent liabilities	—	8,001
Capitalized interest	1,880	858
Capitalized commitment fee	—	39
Change in property, plant and equipment	(40,729)	(145,060)
Transfer of capitalized assets to South Kent joint venture	—	49,275
Non-cash distribution to Pattern Development	—	(3,283)